June 22, 2009

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, Connecticut 06901

Re:	Registration Statement on Form S-3
File No. 333-159985

Ladies and Gentlemen:

We have acted as special counsel to Harman International Industries, Incorporated, a Delaware corporation (the “Company”), in connection with the registration, pursuant to the Registration Statement on Form S-3, as amended (File No. 333-159985) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”), and the prospectus supplement, dated June 17, 2009, filed with the Commission pursuant to Rule 424(b) of the Act (the “Prospectus Supplement”), of up to 12,267,050 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company, including a secretary’s certificate delivered on behalf of the Company, dated as of the date hereof, certifying as to, among other things, a copy of the resolutions of the Board of Directors of the Company and the pricing committee thereof relating to the offering of the Shares, and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and delivered in accordance with the terms of the Underwriting Agreement, dated June 17, 2009, between the Company and J.P. Morgan Securities Inc., as representative of the several underwriters named therein (the “Underwriting Agreement”), against payment in full of the consideration payable therefor as contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Harman International Industries, Incorporated

June 22, 2009

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

B.	We have assumed that at the time of the issuance of the Shares, (i) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation, (ii) the Company will have the necessary corporate power and due authorization, (iii) the terms of the Shares and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of incorporation and bylaws of the Company and any applicable law or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company and (iv) sufficient shares of Common Stock will be authorized for issuance under the certificate of incorporation of the Company that have not otherwise been issued or reserved or committed for issuance.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and the Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.